                                  EXHIBIT 5.1


[PIPER MARBURY RUDNICK & WOLFE LLP LOGO]

PIPER
MARBURY
RUDNICK
& WOLFE LLP

6225 Smith Avenue
Baltimore, Maryland 21209-3600
www.piperrudnick.com

PHONE    (410) 580-3000
FAX      (410) 580-3001
                                October 13, 2000


TeleCommunication Systems, Inc.
275 West Street
Annapolis, Maryland 21401

Ladies and Gentlemen:

         We have acted as counsel to TeleCommunication Systems, Inc., a Maryland corporation (the "Company"), in connection with the preparation and filing with the Securities and Exchange Commission of a registration statement on Form S-8 (the "Registration Statement") registering 5,591,004 shares (the "Stock Incentive Shares") of Class A Common Stock, par value $0.01 per share, of the Company (the "Class A Common Stock") issuable pursuant to the exercise of awards previously made or available to be made in the future under the TeleCommunication Systems, Inc. Amended and Restated 1997 Stock Incentive Plan (the "Stock Incentive Plan"), and 684,932 shares (the "ESPP Shares") of Class A Common Stock issuable under the TeleCommunication Systems, Inc. Employee Stock Purchase Plan (the "ESPP") (collectively, the Stock Incentive Plan and the ESPP are hereinafter referred to as the "Plans" and the Stock Incentive Shares and the ESPP Shares are hereinafter referred to as the "Shares").

         We have examined copies of the Company's Amended and Restated Articles of Incorporation, Amended and Restated By-Laws, the Plans, all resolutions adopted by the Company's Board of Directors relating to the above and other records and documents that we have deemed necessary for the purpose of this opinion. We have also examined such other documents, papers, statutes and authorities as we have deemed necessary to form a basis for this opinion. In our examination, we have assumed the genuineness of all signatures and the conformity to original documents of all copies submitted to us. As to various questions of fact material to this opinion, we have relied on statements and certificates of officers and representatives of the Company and others.

         Based upon the foregoing, we are of the opinion that the Shares issuable under the Plans have been duly authorized and will be (when issued, sold and delivered as authorized pursuant to the Plans) validly issued, fully paid and non-assessable.

         The opinions set forth herein are limited to matters governed by the laws of the State of Maryland and the Federal Laws of the United States of America, and we express no opinion as to any other laws.

         We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission thereunder.

                                          Very truly yours,


                                          /s/ Piper Marbury Rudnick & Wolfe LLP